UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 12, 2012

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number

1-14756	Ameren Corporation (Missouri Corporation) 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	43-1723446

333-56594	Ameren Energy Generating Company (Illinois Corporation) 1500 Eastport Plaza Drive Collinsville, Illinois 62234 (618) 343-7700	37-1395586

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

Reference is made to Overview and Outlook under Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-Q for the quarter ended March 31, 2012, as well as to Part I, Item 1A. Risk Factors and Overview, Liquidity and Capital Resources and Outlook under Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the year ended December 31, 2011, of registrant Ameren Corporation (“Ameren”) and its registrant subsidiary, Ameren Energy Generating Company (“Genco”), for a discussion of the impact of lower power prices on Ameren’s and Genco’s projected operating results and cash flows and their plans with respect thereto.

On June 12, 2012, Electric Energy, Inc. (“EEI”), an 80%-owned subsidiary of Genco, announced that it is reducing its workforce by 44 employees in response to lower demand for electricity and low sales prices. Impacted employees include both management and labor union represented employees. Affected employees will be leaving their employment by mid-August 2012 and management employees will receive benefits consistent with EEI’s standard severance benefits. Ameren and Genco expect to record a pre-tax charge to earnings during 2012 of approximately $2.0 million related to the workforce reduction. The workforce reduction is expected to reduce EEI’s annual pre-tax other operations and maintenance expenses by approximately $1.0 million to $2.0 million in 2012, before giving effect to the related pre-tax charge to earnings, and approximately $2.0 million to $3.5 million annually thereafter. The charge to earnings and expected reductions in pre-tax other operations and maintenance expenses referenced above include EEI’s 20% minority shareholder interest.

This combined Form 8-K is being filed separately by Ameren Corporation and Ameren Energy Generating Company (each a “registrant”). Information contained herein relating to any individual registrant has been filed by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

AMEREN CORPORATION

(Registrant)

/s/ Martin J. Lyons, Jr.

Martin J. Lyons, Jr.

Senior Vice President and Chief Financial Officer

AMEREN ENERGY GENERATING COMPANY

(Registrant)

/s/ Steven R. Sullivan

Steven R. Sullivan

Chairman and President

Date: June 12, 2012